Exhibit 99.1

July 21, 2003

Company Press Release

July 21, 2003

Company Press Release

Source:	California Steel Industries, Inc.
Contact:	Vicente Wright

   President & CEO

   909.350.6200

California Steel Industries Reports Second Quarter 2003 Earnings

Fontana, CA.– California Steel Industries, Inc. (“CSI”) today reported net income of $20,000 for the second quarter with an EBITDA totaling $10.8 million. Sales revenues for the quarter totaled $181.6 million, on 447,395 tons billed, a decline in volume of almost 17 percent compared to the same quarter last year.

Vicente Wright, President and CEO, commented, “Second quarter 2003 has proven that our industry still faces severe economic challenges. With demand off and prices falling, it was an outstanding effort of everyone at CSI to control costs while maintaining safe, efficient operations and shipment levels that enabled us to show a breakeven level for second quarter 2003.”

“However,” he continued, “while we are starting to see a demand improvement for our products, unfortunately, prices for raw materials, namely slabs, are not in line with flat rolled product pricing, which affects the nature of our business.”

Sales volumes were as follows:

	2Q2003	2Q2002
Hot Rolled	196,485	252,506
Cold Rolled	44,892	61,190
Galvanized	166,845	193,564
Pipe	39,173	30,078

Total	447,395	537,338

Average slab consumption costs (including the FOB slab price, ocean freight, unloading charges, duties, and rail freight from the port of Los Angeles to CSI’s Fontana works) for the quarter remained flat when compared to first quarter 2003. However, the number is also approximately $82 per ton higher than slab costs in second quarter 2002. Conversely, average sales prices fell $44 per ton when compared to first quarter 2003.

Unaudited figures (in thousands) are as follows:

	Three Months Ended		Six Months Ended
	6/30/2003	6/30/2002	6/30/2003	6/30/2002
Billed Net Tons	447.4	537.3	889.6	1,012.0
Net Sales Revenue	$181,574	$188,554	$380,403	$346,066
Cost of Sales	$173,781	$159,467	$352,351	$305,169
SG&A	$5,386	$5,981	$13,673	$11,432
Operating Income	$2,407	$23,106	$14,379	$29,465

Interest Expense, net	$3,296	$3,603	$6,704	$7,137
Income (Loss) Before Tax	$(170)	$19,081	$8,726	$21,828
Net Income (Loss)	$20	$11,422	$5,384	$13,244
Depreciation & Amortization	$7,652	$7,333	$14,684	$14,700
Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$35,400	$47,293	$33,674	$62,405
Investing Activities	$(4,599)	$(3,067)	$(10,759)	$(8,078)
Financing Activities	$(28,000)	$(26,423)	$(19,000)	$(40,423)
EBITDA(1)	$10,772	$30,017	$30,109	$43,665

(1)	A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

CSI continues its strong cash generation, permitting the Company to maximize its liquidity position. The balance under its Revolving Credit Agreement stands at zero as of June 30, with availability of $116 million and a cash balance of $6.8 million.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.